Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            FOCUS ENHANCEMENTS, INC.

         It is hereby certified that:

1. The name of the corporation is Focus Enhancements, Inc. (the "Corporation").

2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth Paragraph One thee of and by substituting in lieu of said Article Fourth Paragraph One the following:

         "FOURTH: The total number of shares this corporation is authorized to issue is Fifty Three Million (53,000,000) shares, consisting of: (i) Fifty Million (50,000,000) shares of Common Stock, $0.01 par value per share; and (ii) Three Million (3,000,000) shares of Preferred Stock, $0.01 par value per share ("Preferred Stock").

3. The amendment of this Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed an attested to on January 16, 2001.



                                             FOCUS ENHANCEMENTS, INC.
                                             By:      /S/ Brett Moyer
                                                --------------------------------
                                                      Brett Moyer
                                                      Chief Operating Officer